Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CLARIOS INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share(5)

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(c)			$100,000,000		$10,910

	Equity	Series A Mandatory Convertible Preferred Stock, par value $0.01 per share(3) (4)	457(c)			$100,000,000		$10,910

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$200,000,000		$21,820

	Total Fees Previously Paid							$21,820

	Total Fees Offsets							—

	Net Fee Due							$0

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Includes                shares of common stock and                shares of Mandatory Convertible Preferred Stock which the underwriters have the right to purchase solely to cover over-allotments.

(3) This registration statement also registers an estimated                shares of our common stock that are issuable upon conversion of the Series A Mandatory Convertible Preferred Stock registered hereby at the initial maximum conversion rate of                shares of common stock per share of Mandatory Convertible Preferred Stock, based on the assumed initial public offering price of $                per share of common stock, which is the midpoint of the estimated offering price range shown on the cover of the common stock prospectus which forms a part of this registration statement. Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege. The number of shares of our common stock issuable upon such conversion will vary based on the public offering price of the common stock registered hereby.

(4) The number of shares of our common stock issuable upon conversion of the Series A Mandatory Convertible Preferred Stock is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Pursuant to Rule 416 under the Securities Act, the number of shares of our common stock to be registered includes an indeterminable number of shares of common stock that may become issuable upon conversion of the Series A Mandatory Convertible Preferred Stock as a result of such anti-dilution adjustments.

(5)    This registration statement also registers shares of common stock that may be issued as dividends on the Series A Mandatory Convertible Preferred Stock in accordance with the terms thereof.